EXHIBIT 99.1

ICG Announces First Quarter Financial Results

WAYNE, Pa., May 3, 2012 (GLOBE NEWSWIRE) -- ICG Group, Inc. (Nasdaq:ICGE) ("ICG") today reported its results for the quarter ended March 31, 2012.

"We were pleased to see strong momentum in customer signings at our companies this quarter," said Walter Buckley, ICG's Chief Executive Officer. "Procurian, GovDelivery and InvestorForce have transformed late stage pipeline opportunities into important contracts, which is a testament to the clear value proposition they deliver to their customers. Additionally, we are excited about our acquisition of MSDSonline, a leader in a large, untapped market with a compelling cloud-based technology solution and proven track record. We look forward to building on our positive momentum and expect growth to accelerate during the remainder of the year, as reflected in our recently increased 2012 guidance."

GAAP Financial Results

ICG's GAAP revenue increased to $36.6 million for the first quarter of 2012, up from $34.0 million in the corresponding 2011 period. GAAP net loss for the first quarter of 2012 was $(7.0) million, or $(0.19) per diluted share, compared to net income of $15.9 million, or $0.42 per diluted share, in the corresponding 2011 period. Results for the quarter ended March 31, 2012 include non-recurring net gains of $0.4 million, which primarily relate to a gain on the prior sale of Metastorm, while the results for the quarter ended March 31, 2011 include a non-recurring gain of $24.9 million from the sale of Metastorm.

Core Consolidated Companies

Core consolidated revenue totaled $36.6 million for the first quarter of 2012, an 8% increase from the corresponding 2011 period. Core consolidated EBITDA totaled $3.0 million for the first quarter of 2012, compared to $3.9 million for the comparable 2011 period.

Procurian reported $30.5 million of revenue for the first quarter of 2012, representing a 5% increase from the corresponding 2011 period. Procurian's EBITDA, excluding stock-based compensation and unusual items, for the quarter was $3.8 million, as compared to $5.2 million in the comparable 2011 period.

MSDSonline Acquisition

As previously announced, on March 30, 2012, ICG completed the acquisition of MSDSonline. ICG paid approximately $48 million of cash for a 96% ownership stake in MSDSonline, with MSDSonline management owning the residual equity interests.  MSDSonline offers a suite of cost-effective, cloud-based solutions that help environmental, health and safety professionals more efficiently manage and reduce potential workplace and environmental hazards as part of their overall social responsibility and compliance programs. MSDSonline was breakeven on approximately $13 million of 2011 revenue and expects 2012 revenue of approximately $16 million, with increased profitability anticipated as it invests for growth.  ICG expects to recognize revenue of $12 million from MSDSonline in 2012, excluding the impacts of purchase accounting.

Reiteration of 2012 Guidance

ICG continues to expect to achieve 2012 core consolidated revenue in the range of $165 million to $175 million and core consolidated EBITDA in the range of $17 million to $19 million.

For information related to ICG's core equity companies, Channel Intelligence, Freeborders and WhiteFence, please refer to the supplemental schedule on our website, as well as the slide presentation that will accompany today's earnings results webcast.  See below for further details regarding the webcast.

Please see ICG's website at www.icg.com for more information on ICG, its companies and its first quarter 2012 results.

ICG will host a webcast at 10:00 a.m. ET today to discuss its financial results. As part of the live webcast for this call, ICG will post a slide presentation to accompany the prepared remarks. To access the webcast, go to www.icg.com and click on the investor relations tab. Then click the link for the first quarter conference call webcast. Please log on to the website approximately ten minutes prior to the call to register and download and install any necessary audio software. The conference call is also accessible through listen-only mode 866-783-2140. The international dial-in number is 857-350-1599. The pass code is89690562.

For those unable to participate in the conference call, a replay will be available from May 3, 2012 at 12:00 p.m. ET until May 10, 2012 at 11:59 p.m. ET. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international). The pass code is 97718687. The replay and slide presentation also can be accessed in the investor relations section of the ICG website at www.icg.com/investors/events-and-presentations/.

About ICG

ICG (Nasdaq:ICGE) identifies, capitalizes and grows companies in the cloud-based software and services sectors.  These companies transform the way business is done by enabling enterprises to increase efficiencies and improve critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market changers and market leaders. ICG focuses on building profitable businesses in these sectors by providing them with access to management expertise and strategic and operational guidance, as well as growth capital.

The ICG logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7794

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our companies' customers, our companies' collective ability to retain existing customer relationships and secure new ones, our companies' ability to compete successfully against their respective competitors, our companies' ability to timely and effectively respond to technological developments, our and our companies' collective ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in ICG's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

ICG Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

Revenue	$ 36,630	$ 33,954

Operating Expenses
Cost of revenue	23,625	20,990
Selling, general and administrative	13,591	11,587
Research and development	3,314	3,129
Amortization of intangibles	424	337
Impairment related and other	127	37
Total operating expenses	41,081	36,080

Operating income (loss)	(4,451)	(2,126)

Other income (loss), net	397	24,946
Interest income	137	84
Interest expense	(108)	(146)
Income (loss) before income taxes and equity loss	(4,025)	22,758

Income tax benefit (expense)	(540)	(2,940)
Equity loss	(2,303)	(3,576)
Net income (loss)	(6,868)	16,242
Less: Net income (loss) attributable to the noncontrolling interest	152	352
Net income (loss) attributable to ICG	$ (7,020)	$ 15,890

Basic net income (loss) per share:
Income (loss) attributable to ICG common shareholders	$ (0.19)	$ 0.43

Shares used in computation of basic net income (loss) per common share attributable to ICG common shareholders	36,156	36,944

Diluted net income (loss) per share:
Income (loss) attributable to ICG common shareholders	$ (0.19)	$ 0.42

Shares used in computation of diluted net income (loss) per common share attributable to ICG common shareholders	36,156	37,991

ICG Group, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2012	December 31, 2011

ASSETS
Cash and cash equivalents	$ 66,271	$ 121,909
Restricted cash	173	133
Accounts receivable, net	40,332	32,762
Other assets from former equity company sale	6,986	22,679
Deferred tax asset	613	613
Prepaid expenses and other current assets	4,351	2,835
Total current assets	118,726	180,931
Fixed assets, net	6,402	6,046
Ownership interests	46,362	39,052
Goodwill and Intangibles, net	82,789	36,969
Deferred tax asset	31,297	31,940
Cost method investments	10,820	10,820
Other assets, net	1,289	1,062
Total Assets	$ 297,685	$ 306,820

LIABILITIES AND EQUITY
Current maturities of other long-term debt	$ 5,174	$ 4,759
Accounts payable	2,775	2,300
Accrued expenses	7,904	6,179
Accrued compensation and benefits	7,579	12,058
Deferred revenue	17,273	13,491
Total current liabilities	40,705	38,787
Long-term debt	9,718	10,761
Other non-current liabilities	1,645	2,397
Total Liabilities	52,068	51,945
Redeemable noncontrolling interest	1,563	1,378
Equity:
Controlling (ICG) equity	236,593	245,884
Noncontrolling interest	7,461	7,613
Total Equity	244,054	253,497
Total Liabilities, Redeemable noncontrolling interest and Equity	$ 297,685	$ 306,820

ICG Group, Inc.
Non-GAAP Reconciliation
(In thousands)

The following table is a reconciliation of non-GAAP financial measures to GAAP results.

	Quarter Ended March 31,
	2012	2011

Reconciliation of GAAP revenue to core consolidated revenue (A)

GAAP revenue	$ 36,630	$ 33,954

Deferred revenue not recorded in purchase accounting	--	--

Core consolidated revenue	$ 36,630	$ 33,954

Reconciliation of GAAP Net income (loss) attributable to ICG to adjusted operating income (loss) and core consolidated EBITDA (A)

GAAP Net income (loss) attributable to ICG:	$ (7,020)	$ 15,890

Net income attributable to non-controlling interests	152	352
Equity loss	2,303	3,576
Income tax expense (benefit)	540	2,940
Interest (income) expense, net	(29)	62
Other (income) loss, net (B)	(397)	(24,946)

Consolidated operating income (loss)	(4,451)	(2,126)

Amortization of intangibles (resulting from acquisitions) - corporate	337	337
Depreciation and amortization - core consolidated	921	776
Depreciation - corporate	16	13
Stock-based compensation - corporate	1,450	628
Stock-based compensation - core consolidated	189	106
Impairment related and other - core consolidated	127	37

Adjusted operating income (loss)	(1,411)	(229)

Corporate:
Operating expenses	4,202	4,032

Core Consolidated Companies:
Other income (loss), net	240	82

Core consolidated EBITDA	$ 3,031	$ 3,885

(A) Core consolidated revenue, core consolidated EBITDA and adjusted operating income (loss) are non-GAAP financial measures and have no standardized measurement prescribed by GAAP. Core consolidated revenue is the sum of the revenue of ICG's core consolidated companies. Core consolidated EBITDA is the sum of the earnings (losses) before interest, taxes, depreciation and amortization, stock-based compensation and unusual items of ICG's core consolidated companies. ICG's management considers charges unusual when they are transactional-driven or non-recurring. Adjusted operating income (loss) is consolidated operating income (loss), adjusted for depreciation and amortization, stock-based compensation, and impairment related and other amounts of ICG and its core consolidated companies. ICG's core consolidated companies are Procurian, GovDelivery, InvestorForce and MSDSonline. Please note that MSDSonline's results are not included in ICG's results for periods prior to Q2 2012 because ICG did not acquire MSDSonline until March 30, 2012. ICG's management believes these non-GAAP financial measures provide useful information to investors, potential investors, securities analysts and others that enables each such group to evaluate core consolidated companies' current and future prospects in a similar manner as ICG's management and to review results on a comparable basis for all periods presented.

(B) Other (income) loss, net, as reflected in reconciliation above, relates to net gains as follows:	Quarter Ended March 31,
	2012	2011
	(in millions)

Gain on Metastorm Sale	$ 0.2	$ 24.9
Other, net	0.2	--
Other income (loss), net on Consolidated Statements of Operations	$ 0.4	$ 24.9
CONTACT: Investor inquiries:
         Karen Greene
         ICG
         Investor Relations
         610-727-6900
         IR@icg.com